EXHIBIT 11S

                           DECORATOR INDUSTRIES, INC.
            COMPUTATION OF DILUTED EARNINGS PER SHARE OF COMMON STOCK
                 FOR THE FIVE FISCAL YEARS ENDED JANUARY 3, 2009

                                         2008             2007             2006           2005             2004
                                     -----------      -----------      -----------     -----------     -----------
Net (loss)/income                    $(2,585,457)     $  (807,509)     $   405,393     $ 1,364,814     $ 1,394,698
                                     ===========      ===========      ===========     ===========     ===========

Average number of common
  shares outstanding                   2,934,530        3,005,988        2,982,735       2,882,196       2,816,661

Dilutive effect of stock options
  on net income                                0                0           53,753         116,402         150,126
                                     -----------      -----------      -----------     -----------     -----------

Diluted weighted average shares
  used in the calculation of
  diluted earnings per share           2,934,530        3,005,988        3,036,488       2,998,598       2,966,787
                                     ===========      ===========      ===========     ===========     ===========



Diluted earnings per share           $     (0.88)     $     (0.27)     $      0.13     $      0.46     $      0.47
                                     ===========      ===========      ===========     ===========     ===========